                                Exhibit No. 12


                      STATEMENT OF COMPUTATION OF RATIOS
                            (Dollars in Thousands)




Earnings to fixed Charges
                                                       1993         1992           1991          1990           1989
Earnings:
Income before income taxes                            $224,527     $164,892       $123,315      $90,068         $ 91,850
Plus:
       Fixed charges                                   404,360      388,901        479,405      502,764          454,006
Less:
      Capitalized interest                                 (82)        (201)          (591)        (949)            (855)
                                                     ---------     ---------      ---------   ---------        ---------
Earnings, including interest on deposits (A)          $628,805     $553,592       $602,129     $591,883         $545,001
Less:
      Interest on deposits                            (335,708)    (337,878)      (413,880)    (411,560)        (370,216)
                                                     ---------     ---------      ---------   ---------        ---------
Earnings, excluding interest on deposits (B)          $293,097     $215,714       $188,249     $180,323         $174,785
                                                     ---------     ---------      ---------   ---------        ---------

Fixed Charges:
      Interest expense                                $397,743     $382,930       $474,453     $498,329         $450,147
      Capitalized interest                                  82          201            591          949              855
      Amortization of debt expense                         195           63              0           43               38
      Interest portion of rent expense                   6,340        5,707          4,361        3,443            2,966
                                                     ---------     ---------      ---------   ---------        ---------
          Total Fixed Charges (C)                     $404,360    $ 388,901       $479,405     $502,764         $454,006
Less:
      Interest on deposits                            (335,708)    (337,878)      (413,880)    (411,560)        (370,216)
                                                     ---------     ---------      ---------   ---------        ---------
          Total Fixed Charges excluding
          interest expense on deposits (D)            $ 68,652    $  51,023       $ 65,525     $ 91,204         $ 83,790
                                                     =========     =========       ========    ========         ========
Earnings to fixed charges:
      Including interest on deposits (A/C)                1.56          1.42          1.26         1.18             1.20
                                                          ====          ====          ====         ====             ====
      Excluding interest on deposits (B/D)                4.27          4.23          2.87         1.98             2.09
                                                          ====          ====          ====         ====             ====